Exhibit 99.1
Altra Holdings Announces Record Financial Results for the
Third Quarter of 2008
Company Maintains Full-Year Guidance
Net Sales Increase 8.2% to a Third-Quarter Record $159.4
Million
Recurring EPS Grows 45.8% to $0.35 Per Share
Operating Margin Improves to 11.6%
QUINCY, Mass., November 5, 2008 — Altra Holdings, Inc. (Nasdaq:AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, announced today unaudited third quarter financial results for the quarter ended September 27, 2008.
Comments on the Third Quarter
“Altra delivered another quarter of strong financial results, posting record net sales for our fiscal third quarter,” said Michael L. Hurt, Chairman and CEO. “Our 6.2% organic sales growth was driven by continuing demand from our global OEMs and target market successes.”
“Our third-quarter growth was particularly impressive given softer North American and Western European markets, which were especially weak in September,” added Hurt. “We also delivered these results despite a weakening global economy. We improved operating margins to 11.6% and delivered a 45.8% increase in recurring EPS even with commodity prices rising at the beginning of the third quarter. Our balance sheet continues to be strong with a cash balance of approximately $50 million at the end of the third quarter. We continued to improve our leverage as we repurchased $12.5 million worth of our 9% notes.”
Financial Results
Net sales for the third quarter of 2008 increased 8.2% to a third-quarter record $159.4 million from $147.3 million in the third quarter of 2007. The growth rate, adjusted for acquisitions, was 6.2% for the quarter. Net sales for the nine months ended September 27, 2008 increased 13.1% to $490.5 million from $433.5 million for the first nine months of 2007. The growth rate adjusted for acquisitions for the first nine months of the year was 6.1%
Operating income for the third quarter of 2008 increased 9.5% to $18.5 million from $16.9 million in the third quarter of 2007. Operating income for the third quarter of 2008 was 11.6% of sales. Operating income for the first nine months increased 22.9% to $61.2 million from $49.8 million in the first nine months of 2007. Excluding $1.1 million in restructuring charges and a $0.3 million OPEB curtailment gain, operating income for the first nine months of 2008 was $62.0 million, or 12.7 % of sales.

Reported net income for the third quarter was $8.8 million, or $0.34 per diluted share, compared with $4.3 million, or $0.17 per diluted share, for the third quarter of 2007. Reported net income for the nine-month period of 2008 was $27.2 million, or $1.04 per diluted share, compared with $12.9 million, or $0.53 per diluted share, for the nine-month period of 2007.
Recurring diluted earnings per share from continuing operations for the third quarter of 2008 grew to $0.35 per diluted share from $0.24 per diluted share in the third quarter of 2007. Recurring diluted earnings per share from continuing operations for the first nine months of 2008 grew to $1.11 per diluted share from $0.82 per diluted share in the first nine months of 2007.
Business Outlook
“Market fundamentals weakened in a number of our end markets in September as worldwide industrial production and capacity utilization decreased,” said Hurt. “As a result, our incoming order rates are softening in certain markets.”
“Our business fundamentals remain strong and in this slower economic environment we are implementing initiatives to ensure that Altra will emerge from the economic slowdown as a stronger, more efficient company,” added Hurt. “We have accelerated our productivity actions for the balance of 2008 and for 2009 while continuing to focus on driving market share gains through the downturn. We are realizing the synergies from the TB Woods acquisition and from our low-cost country sourcing and lean enterprise initiatives. As a result, we are maintaining our full-year guidance for 2008.”
For 2008, the company continues to forecast net sales in the range of $640 million to $650 million, and diluted recurring earnings per share in the range of $1.28 to $1.37. Altra Holdings expects capital expenditures in the range of $15.0 to $17.0 million, depreciation and amortization in the range of $21.0 to $23.0 million and a tax rate of approximately 34.0%.

Altra Holdings, Inc.

	(Unaudited)

Condensed Statements of Income Data:	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amounts	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$159,448	$147,278	$490,523	$433,512
Cost of sales	113,627	105,597	346,517	310,666

Gross profit	$45,821	$41,681	$144,006	$122,846
Gross profit as a percent of net sales	28.7%	28.3%	29.4%	28.3%
Selling, general & administrative expenses	25,655	22,981	76,816	67,386
Research and development expenses	1,663	1,606	5,160	4,465
OPEB curtailment gain	(107)	—	(276)	—
Restructuring expense	81	189	1,149	1,180

Income from operations	$18,529	$16,905	$61,157	$49,815
Income from operations as a percent of net sales	11.6%	11.5%	12.5%	11.5%
Interest expense, net	7,302	11,406	22,456	31,280
Other non-operating (income) expense, net	(1,408)	438	(2,887)	522

Income from continuing operations before income taxes	$12,635	$5,061	$41,588	$18,013
Provision for income taxes	4,000	1,637	14,127	6,485

Income tax rate	31.7%	32.3%	34.0%	36.0%
Net income from continuing operations	8,635	3,424	27,461	11,528

Net income (loss) from discontinued operations, net of taxes of $43 and $583 for the year to date period ended September 27, 2008 and September 29, 2007, respectively	172	886	(224)	1,352

Net income	$8,807	$4,310	$27,237	$12,880

Weighted Average common shares outstanding
Basic	25,488	25,075	25,479	23,069
Diluted	26,157	26,119	26,159	24,094

Earnings per share — Basic
Net income from continuing operations	$0.34	$0.14	$1.08	$0.50
Net income (loss) from discontinued operations	0.01	0.03	(0.01)	0.06

Net income	$0.35	$0.17	$1.07	$0.56

Earnings per share — Diluted
Net income from continuing operations	$0.33	$0.13	$1.05	$0.48
Net income (loss) from discontinued operations	0.01	0.04	(0.01)	0.05

Net income	$0.34	$0.17	$1.04	$0.53

Other Financial Data:
Depreciation & amortization	5,820	5,845	16,755	16,377
Capital expenditures	4,593	2,554	12,234	6,803

Reconciliation of Recurring Net Income:

Net income from continuing operations	$8,635	$3,424	$27,461	$11,528

Restructuring charges, net of tax	55	128	749	755
Premium & deferred financing expense eliminated on redeemed 11.25% bonds, net of tax	—	2,768	77	6,651

Premium, deferred financing expense and original issued discount eliminated on redeemed 9% bonds , net of tax	513	—	945	—
OPEB curtailment gain related to restructuring activities, net of tax	(73)	—	(183)	—
Gain on the sale of securities, net of tax	—	—	(141)	—

Amortization of inventory fair value adjustment, net of tax	—	—	—	418
Accelerated vesting for stock compensation (for ex director), net of tax	—	—	—	184

Bridge financing fee on TB Woods acquisition, net of tax	—	—	—	305
Deferred financing expense eliminated on pay down of TB Wood’s revolving credit facility, net of tax	—	—	100	—

Recurring net income	$9,130	$6,320	$29,008	$19,841

Recurring diluted EPS	$0.35	$0.24	$1.11	$0.82

	(Unaudited)
Condensed Balance Sheets	September 27,	December 31,
In Thousands of Dollars	2008	2007
Assets:
Current Assets
Cash and cash equivalents	49,822	45,807
Trade Receivables, net	86,631	73,248
Inventories, net	106,374	101,835
Deferred income taxes	8,447	8,286
Receivable from sale of Electronics Division	—	17,100
Prepaid expenses and other	5,871	5,578
Assets held for sale	4,676	4,728

Total current assets	261,821	253,015
Property, plant and equipment, net	111,677	113,043
Intangible assets, net	83,642	88,943
Goodwill	112,932	114,979
Deferred income taxes	151	231
Other assets	4,643	6,747

Total assets	$574,866	$580,525

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	42,893	41,668
Accrued payroll	19,035	16,988
Accruals and other liabilities	26,079	22,001
Taxes payable	512	—
Deferred income taxes	8,060	8,060
Current portion of long-term debt	3,343	2,667

Total current liabilities	99,922	91,384
Long-term debt, less current portion and net of unaccreted discount and premium	259,423	291,399
Deferred income taxes	24,443	24,490
Pension liabilities	9,219	13,431
Other post retirement benefits	2,343	3,170
Long-term taxes payable	4,726	5,911
Other long-term liabilities	4,155	4,308

Total stockholders’ equity	170,635	146,432

Total liabilities and stockholders’ equity	$574,866	$580,525

The company will conduct an investor conference call on November 6, 2008 at 2:00 PM EST to discuss its unaudited third-quarter 2008 financial results. The public is invited to listen to the conference call by dialing 800-862-9098 domestically or 785-424-1051 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on November 12, 2008. To listen to the replay, dial 800-374-1375 domestically or 402-220-0682 for international access.

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on its website, non-GAAP recurring diluted earnings per share is calculated using net income from continuing operations that excludes premiums and interest expense associated with the extinguishment of debt, OPEB curtailment gain, and restructuring charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted net income per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income and non-GAAP recurring diluted earnings per share provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the U.S. and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (15) failure to obtain or protect intellectual property rights, (16) failure of operating equipment or information technology infrastructure and (17) risks associated with our debt leverage and operating covenants under our debt instruments, (18) extreme volatility and disruption in the global financial markets and (19) as well as other risks, uncertainties and other factors described in the company’s Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
(617) 689-6380
Christian.storch@altramotion.com